                                                                   EXHIBIT 10.41
CONFIDENTIAL TREATMENT REQUESTED

by LXR Biotechnology Inc.
located at 1401 Marina Way South
Richmond, California  94804


                          RESEARCH & DEVELOPMENT AGREEMENT


THIS AGREEMENT is made the 18th day of April, 1997 ("Agreement Date")


BETWEEN:

1        Full Name:        Oxford Asymmetry Limited
         Address:          151 Milton Park, Abingdon, Oxfordshire OX14 4SD,
                           United Kingdom
         Telephone:        +44 1235 851561, Fax: +44 1235 863139
         ("OA"); and

2        Full Name:        LXR Biotechnology Inc.
         Address:          1401 Marina Way South, Richmond, California
                           94804-3746, USA
         Telephone:        +1 510 412 9100, Fax: +1 510 412 9109
         ("LXR")

WHEREAS, OA is a company with expertise in the field of research and development into novel methods to synthesize sophisticated organic chemical compounds; and

WHEREAS, LXR desires to obtain the benefit of OA's expertise in order to develop analogues of [**] and develop chemical libraries.

OA and LXR hereby agree as follows:


1.       DEFINITIONS

         In this Agreement the following expressions shall have the following meanings:

         1.1 "Agreement" means this Research and Development Agreement together with the Research Programme in Appendix A ("Research Programme") and the Payment Schedule in Appendix B ("Payment Schedule").

         1.2 "Services" means the services to be carried out by OA under the Research Plan as described in the Research Programme.

         1.3 "OA's Personnel" means OA's directors and employees and any other persons engaged upon the Research Programme under the direction of OA.

         1.4 "LXR's Personnel" means LXR's directors and employees and any other person under the direction of LXR having access to the substance and results of the Research Programme.

         1.5 "Confidential Information" has the meaning given to it in clause 7.1 of this Agreement.

         1.6      "Technical Information" has the meaning given to it in clause
                  7.3 of this Agreement.

         1.7 "Intellectual Property Rights" means patents, patent applications, copyright, know how and other intellectual property rights.

         1.8 "Specifications" means the specifications, if any, identified in the Research Programme.

         1.9 "Product" means any product to be manufactured or produced by OA for LXR as set out in the Research Programme.

         1.10     "Parties" means OA and LXR.

         1.11 The "LXR Dedicated Team" means the two Ph.D.'s and one technician at Oxford Asymmetry dedicated to providing the Services. The composition of the LXR Dedicated Team may be altered by written agreement between the Parties provided the resulting cost is the monetary equivalent of the original LXR Dedicated Team.

         1.12     "Field of Use" means human pharmaceutical applications.

         1.13 "Affiliates" means (a) any company or other legal entity which directly or indirectly controls the party concerned and (b) any company or other legal entity which is directly or indirectly controlled by a company or other legal entity referred to in (a) above.


2.       THE SERVICES

         2.1 OA shall provide the Services and LXR shall pay to OA the payments specified in Appendix B and any royalties pursuant to clause 5.2 subject to the provisions of this Agreement.

         2.2 LXR shall use its reasonable endeavours to deliver the Initial Data specified in the Research Programme to OA by 21st April 1997.

         2.3      OA shall use its reasonable endeavours to:-

                  (i)      commence the Services on or before 21st April 1997;
                           and

                  (ii)     complete the Services on or before 20 April 1998.

         2.4 OA shall ensure that OA's Personnel exercise all reasonable skill, care and diligence in the performance of the Services, and will comply with all applicable laws and regulations.

         2.5 OA shall ensure that all OA's Personnel involved with the Services are technically competent and suitably qualified to carry out the parts of the Services assigned to them.

         2.6 OA shall appoint Dr. Tony Baxter as Programme Manager together with the LXR Dedicated Team and LXR shall appoint Dr. Graham Goddard as Designated Supervisor for the Research Programme. The Programme Manager and the Designated Supervisor shall be the principal point of contact between the parties for all matters relating to this Agreement. OA may change the Programme Manager and the LXR Dedicated Team and LXR may change the Designated Supervisor by giving notice in writing to the other party.

         2.7 No variation to the Services shall be made without the written agreement of the duly authorized representative of each Party to such variation.


3.       INFORMATION AND REPORTS

         3.1 OA shall keep LXR fully informed of the progress of the Services by providing progress reports to the Designated Supervisor at the end of each month until the Services are completed.

         3.2 OA shall ensure the Programme Manager is reasonably available for telephone and face-to-face discussions with LXR's Personnel. If LXR requests the LXR Dedicated Team to attend any meetings other than those on OA premises, in addition to those sums specified in Appendix B, OA shall be reimbursed for reasonable travel expenses. If LXR requests OA Personnel other

                                             ** Confidential Treatment Requested


                  than the LXR Dedicated Team to attend meetings other than those on OA premises, OA shall be reimbursed for reasonable travel expenses and be paid at OA's standard time charge rates for such expenses incurred and time spent by OA Personnel attending any such meetings.

4.       INVOICES AND PAYMENT

         4.1 When due, OA shall submit an invoice to LXR for each of the payments in accordance with Appendix B together with such documentary substantiation as LXR may reasonably request.

         4.2      LXR shall pay OA's invoices within 30 days of invoice date.

         4.3 In the event that LXR fails to pay OA's invoices within 30 days of the invoice date OA shall be entitled to suspend performance of the Services until OA receives the sums due plus interest at the rate of 1.5% per month or part thereof in respect of the period by which LXR is late in making payment. Following suspension of performance of the Services for this reason OA may vary any subsequent dates in the Research Programme and/or the date for completion of the Services specified in clause 2.3.


5.       RIGHT TO EXPLOIT THE "PRODUCTS"

         5.1 LXR and/or any of its Affiliates shall have the right to develop and/or patent any Product supplied under this Agreement (or any analogue or derivative of any Product conceived as a result of screening or testing a Product) as a potential product within the Field of Use. In such circumstances, LXR shall notify OA in writing of its intention to develop and/or patent such Product (or analogue/derivative thereof) and the potential application. OA hereby undertakes to execute and do all things necessary to vest the title and interest in such Products (together with the Intellectual Property Rights relating thereto) in LXR.

         5.2 In the event that LXR develops any Product (or analogue/derivative thereof) and a member of OA's Personnel would be considered as an inventor of the Product (or analogue/derivative thereof) under the law of inventorship as set forth under the laws of the United States, LXR shall pay to OA a royalty on net sales of such Product equal to [**]; provided that such Product (or analogue/derivative thereof) is patentable and was not claimed in a United States patent application filed by LXR or its Affiliates with a priority date on or before April 21, 1997. In the event that the Product (or analogue/derivative thereof) is not patentable LXR shall pay to OA a royalty on net sales of such Product equal to [**]. Such royalties shall be the subject of a definitive agreement between OA and LXR which will include other clauses and provisions typical in similar agreements between similar parties.

         5.3 Where OA has Intellectual Property Rights related to the method of making or the composition of matter of any Product for which it receives notice under Clause 5.1, OA shall grant to LXR a license under any such Intellectual Property Rights owned by OA (and in respect of which OA is free to grant such license) to the extent that such license is necessary to enable LXR to make, use, offer to sell, sell or import such Product (or analogue/derivative thereof).


6.       INTELLECTUAL PROPERTY RIGHTS

         6.1 It is hereby expressly agreed that the Parties shall each retain all Intellectual Property Rights relating to the Products that they respectively hold prior to the date of this Agreement, including without limitation all patent applications and other forms of patent protection undertaken by the Parties in respect of the Products prior to the date of this Agreement.

         6.2 All Intellectual Property Rights relating to the use of the Products in the Field of Use shall vest in LXR.

         6.3 All Intellectual Property Rights relating to chemical processes and technology used to synthesize the Products arising from the performance of the Services shall vest in OA.

         6.4 All Intellectual Property Rights relating to composition of matter and application claims outside the field of human pharmaceuticals for compounds arising from the performance of the Services shall be jointly owned by the Parties.

         6.5 It is hereby agreed between the parties that if OA or any of its Affiliates wish to file a patent application in respect of a Product after the date of this Agreement, OA shall immediately notify LXR in writing and the Parties shall meet to discuss the patent protection to be applied for.

         6.6 It is hereby further agreed that, unless agreed between the Parties in writing, LXR shall at its sole option have the right to patent the Products within the Field of Use.

         6.7 OA hereby agrees that it shall take no action (which includes, for the avoidance of doubt, the filing of any patent applications in respect of Products provided to LXR under this Agreement, and which fall within the Field of Use) which would have the effect of frustrating LXR's ability to develop Products and apply for patents in the manner contemplated in Clause 5.1.

         6.8 Subject to the agreement of LXR to compensate OA for any loss arising from the disclosure of any Technical Information which is valuable for purposes not covered by the royalty arrangement described in clause 5.2, and which is identified as such by OA, and which is made public in connection with this clause, at the written request and expense of LXR, OA shall, and shall procure that OA's Personnel shall, do all things reasonably requested by LXR to apply for and obtain effective patent protection anywhere in the world in respect of any invention arising from the performance of the Services including the execution of appropriate documents. For the avoidance of doubt, LXR shall reimburse OA for all reasonable costs incurred by OA and shall pay OA at OA's standard time charge rates for time spent by OA Personnel in complying with the provisions of this clause.


7.       CONFIDENTIAL INFORMATION

         7.1 In this Agreement, subject to clause 7.4 below, "Confidential Information" (whether oral, written or in any other form) includes but is not limited to:-

                           (i)      any and all information concerning
                                    transactions, dealings, projects, plans, proposals and other business affairs of LXR and of OA;

                           (ii) any and all Technical Information disclosed by LXR to OA's Personnel;

                           (iii) any and all Technical Information used in and/or developed by OA's Personnel in the course of or in connection with the Services.

         7.2 The Parties shall procure that OA's Personnel and LXR's Personnel shall:-

                           (i) not disclose any Confidential Information to any person other than OA's Personnel and/or LXR's Personnel who have entered into legally binding confidentiality obligations substantially similar in scope to those set out in this clause 7;

                           (ii) not use any Confidential Information for any purpose other than in accordance with this Agreement; and

                           (iii) take all reasonable steps necessary to prevent the unauthorised disclosure and/or use of any Confidential Information.


           7.3 In this Agreement the expression "Technical Information" shall include, but not be limited to, improvements, inventions, developments, techniques, processes, methods, specifications, procedures, data, results, trade secrets and know-how, all as the same may be used in and/or arise from the performance of the Services.

         7.4 In this Agreement the expression "Confidential Information" shall not include any information which:-

                           (i) is in the public domain other than through any breach of this Agreement;

                           (ii) either Party can prove by documentary evidence was already in the possession of that Party prior to the date of this Agreement;

                           (iii) is the subject of an order to disclose by a Court having the right and power to make such an order;

                           (iv) is received from a third party not under an obligation of confidentiality to either Party; or

                           (v)      is required to be disclosed to any
                                    regulatory authority when applying for a licence to conduct clinical or other trials or studies or for regulatory, marketing or pricing approval (provided such disclosure to any such authority shall be made subject to conditions of confidentiality no less onerous that those contained in Clause 7).

         7.5 Confidential information exchanged prior to the date of this Agreement shall be governed by the Non-disclosure Agreement entered into between LXR and OA on November 25, 1996.


8.       WARRANTIES, INDEMNITIES AND EXCLUSION OF LIABILITY

         8.1      WARRANTIES

                  LXR warrants that it has disclosed to OA all information which is known to LXR and which is relevant to the Research Programme including but not limited to any actual or potential health and safety hazards.

         8.2      INDEMNITIES

                  8.2.1 LXR shall fully indemnify, and keep fully indemnified, OA against any and all losses, costs and/or expenses (including without limitation legal costs and expenses) incurred by OA which arise directly out of any claim or allegation that performance of the Services constitutes infringement of any third party intellectual property rights.

         8.3      EXCLUSION OF LIABILITY

                  8.3.1 In addition to any express warranties and/or indemnities given by OA in this Agreement and/or its liability to perform its obligations under this Agreement, OA shall, subject to the normal rules concerning remoteness of damage, only be responsible for:

                           (i) liability for death or personal injury caused by OA or its employees when providing the Services if it is established that such death or personal injury has arisen as a direct result of the negligence of OA or its employees;

                                             ** Confidential Treatment Requested

                           (ii) liability for damage to tangible physical property caused by OA or its employees when providing the Services if it is established that such damage to property has arisen as a direct result of the negligence of OA or its employees to a maximum of pound sterling 1,000,000 per claim or series of claims.

                  8.3.2 In any event, OA's liability under or in connection with this Agreement, whether in contract tort or other wise (except as provided in sub clause 8.3.1 above), shall not exceed the total of the sums paid by LXR under this Agreement up to the date of the claim.

                  8.3.3 The express terms of this Agreement are in lieu of all warranties, conditions, terms, undertakings and obligations implied by statute, common law, custom, trade usage, course of dealing or otherwise, all of which are hereby excluded to the fullest extent permitted by law, and, in any event, OA shall have no liability under or in connection with this Agreement for indirect, special or consequential losses, wasted or lost management time or time of other employees or for loss of profits or contracts.


9.       TERMINATION

         9.1      TERMINATION EVENTS

                  9.1.1 Having paid all sums invoiced by OA in accordance with clause 4 of the Agreement up to the date of termination LXR shall have the right to terminate the Research Programme at any time by giving notice in writing and making a prepayment to OA of an amount equal to [**]of the next succeeding payment in accordance with Appendix B not previously invoiced by OA in accordance with clause 4 of this Agreement and [**]of all subsequent payments listed in Appendix B.

                  9.1.2 If either Party shall be in breach of any of the provisions of this Agreement, and should such breach continue for 60 days after the same shall have been notified to the Party in breach then the other Party may at its option terminate this Agreement or suspend the performance of its obligations under this Agreement by giving the Party in breach immediate notice of termination or suspension. Suspension by one Party of performance shall not preclude such Party later terminating this Agreement pursuant to this Clause 9.1.2.

                  9.1.3    In the event that:-

                           i) either Party becomes insolvent, or an order is made or a resolution passed for the winding up of either party other than for the purposes of a solvent scheme of reconstruction or amalgamation or internal reorganisation; or

                           ii) an administrator, administrative receiver or receiver is appointed in respect of either Party's assets and/or business; or

                           iii) as a result of financial difficulties either party makes any voluntary arrangement with its creditors; or

                           iv)      as a consequence of debt and/or
                                    maladministration, either Party takes or suffers any similar or analogous action to those listed in i), ii) or iii) above.

                                    then the other Party shall be entitled to terminate this Agreement by giving immediate written notice of termination.

9.2      CONSEQUENCES OF TERMINATION

                  9.2.1 Termination shall be without prejudice to any other right or remedy the Parties may have arising on or before the date of termination

                  9.2.2 Following termination of this Agreement clauses 1, 4.2, 5, 6, 7, 8, 11.2,11.3,11.4,11.5,11.6,11.7 and11.8 shall remain in full force and effect.

                  9.2.3 Following termination of this Agreement in accordance with 9.1.1 or in accordance with 9.1.2 and 9.1.3 when LXR is in default OA's obligations under clauses 5, 6.2, 6.4, 6.5, 6.6, 6.7 and 6.8 shall cease.


10.      FORCE MAJEURE

         10.1 If either Party is affected by any circumstances beyond its reasonable control (including, without limitation, any strike, lock out or other form of industrial action) it shall forthwith notify the other Party of the nature and extent thereof.

         10.2 Neither Party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, or non-performance, of any of its obligations hereunder to the extent that such delay or non-performance is due to any such circumstance as is described in sub-clause 1 of this clause of which it has notified the other Party; and the time for performance of that obligation shall be extended accordingly.

         10.3 If any of the circumstances described in sub-clause 1 of this clause notified as aforesaid prevails for a continuous period in excess of six months, the Parties hereto shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable in all the circumstances.


11       MISCELLANEOUS

         11.1     ASSIGNMENT AND SUB-CONTRACTING

                  11.1.1 LXR shall have the right to assign all of its rights and obligations under this Agreement, provided that it gives advance written notice to OA.

                  11.1.2 This Agreement is personal to OA. OA shall not assign or sub-contract any or any part of its obligations under this Agreement without the prior written consent of LXR.

         11.2     RELATIONSHIP OF THE PARTIES

                  Nothing in this Agreement shall create, evidence or imply any agency, partnership or joint venture between the Parties. Neither Party shall act or describe itself as the agent of the other Party nor shall it represent that it has authority to make commitments on behalf of the other Party.

         11.3     WAIVER

                  Failure or delay by either Party to exercise any right or remedy under this Agreement shall not be deemed to be a waiver of that right or remedy, or prevent it from exercising that or any other right or remedy on that occasion or on any other occasion.

         11.4     SEVERANCE

                  If any provision of this Agreement is found by a court or other competent authority to be void and/or unenforceable such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect. The Parties shall attempt to substitute for any invalid or unenforceable provision a valid and enforceable provision which achieves to the greatest extent possible the economic, legal and commercial objectives of the invalid or unenforceable provision.

         11.5     CLAUSE HEADINGS

                  The headings used in this Agreement are for convenience only and shall not affect its interpretation.

         11.6     ENTIRE AGREEMENT AND AMENDMENTS

                  This Agreement constitutes the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and supersedes all prior oral and written agreements, understandings or arrangements between them relating to such subject matter. The Parties acknowledge that they are not relying on any agreement, understanding, arrangement, warranty representative or term which is not set out in this Agreement. No variation, amendment, modification or supplement to this Agreement shall be valid unless made in writing and signed by the duly authorised representative of each Party.

         11.7     NOTICES

                  Any notice given under this Agreement shall be in writing and shall be sent (1) by pre-paid first class post or (2) by fax confirmed by pre-paid first class post to the address set out in this Agreement or to such other address as may from time to time be notified to the Party giving notice by the other Party. Such notice shall be deemed to have been received:

                  11.7.1 in the case of first class pre-paid post, on the fifth day following the day of posting; or

                  11.7.2 in the case of facsimile, on acknowledgement by the recipient facsimile receiving equipment on a business day provided that such acknowledgement occurs before
                           17.00 hours local time of the recipient on the business day of acknowledgement and in any other case on the business day next following the business day of acknowledgement.

         11.8.    GOVERNING LAW AND DISPUTES

                  The construction validity and performance of this Agreement shall be governed in all respects by English Law and each Party hereby submits to the exclusive jurisdiction of the English Courts.

         11.9     COUNTERPARTS

         This Agreement may be executed in any number of counterparts and by the different Parties hereto by separate counterparts, each of which when so executed shall be an original, and all of which shall constitute one and the same instrument.

         11.10    COSTS

                  Each Party shall bear its own legal costs, legal fees, and other expenses incurred in the preparation and execution of the Agreement.



SIGNED for and on behalf of OA by:                 /s/ Edwin Moses
                                                   -----------------------
                                                   Dr. Edwin Moses
                                                   Managing Director

SIGNED for and on behalf of LXR by:                /s/ L. David Tomei
                                                   -----------------------
                                                   Dr. L. David Tomei
                                                   Chief Executive Officer

                                             ** Confidential Treatment Requested


                               RESEARCH PROGRAMME

               (Appendix A to Research And Development Agreement)

Contents:-

         .   [**]

                                PAYMENT SCHEDULE

               (Appendix B to Research And Development Agreement)

Payments become due on the following dates:



April 21, 1997                                              $162,500
July 21, 1997                                               $162,500
January 2, 1998                                             $162,500
February 2, 1998                                            $162,500